EXHIBIT 99.1

N e w s R e l e a s e	For additional information, contact: Joseph Stegmayer Chairman and CEO Phone: 602-256-6263 joes@cavco.com On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FIRST QUARTER RESULTS
Sales increase 18% to $54.1 million
Net income up 22% to $4.3 million
PHOENIX, AZ — (July 20, 2006) – Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the first quarter of fiscal 2007 ended June 30, 2006.
     Net sales for the first quarter of fiscal year 2007 rose 18% to $54,050,000, up from $45,876,000 for the first quarter of fiscal year 2006.
     Net income for the first quarter increased to $4,334,000 compared with $3,542,000 in the same period one year ago. For the first quarter of fiscal 2007, net income per basic weighted average share outstanding was $0.68 versus $0.56 last year, and net income per diluted weighted average share outstanding was $0.65 versus $0.53 last year.
     Joseph Stegmayer, Chairman, President and Chief Executive Officer, said, “We are pleased to announce strong financial results for the first quarter of the new fiscal year. While the quarter was marked by an attractive increase in the average selling price per home and excellent operating margins, we began to experience a decline in the incoming order rates for homes. As a result we experienced a reduction in order backlogs and we reduced production levels slightly. At June 30, 2006, the backlog was approximately $11 million.”
     Mr. Stegmayer also commented, “Industry sales have slowed considerably in California, an important market for us while Arizona has experienced a more modest decline in sales activity. In general, we have concerns about the impact of inflation including high material and transportation costs, as well as elevated land prices and rising interest rates. Unlike the prior fiscal year, the current market climate may not be as conducive to passing through higher material costs. Still, we believe that Cavco is prepared for the challenges currently being faced within our industry and in the overall economy. With our demonstrated ability to provide a wide variety of attractive homes that represent a great value to the consumer, our strong market position and our financial strength, we believe we are well positioned for long-term success.”
     Cavco’s senior management will hold a conference call to review these results tomorrow, July 21, 2006, at 1:00 p.m. (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link, or the web site www.earnings.com. An archive of the webcast and presentation will be available for 90 days at these website addresses.
     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing industry; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, the cyclical and seasonal nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, our contingent repurchase obligations related to wholesale financing, competition, our ability to maintain relationships with retailers, labor shortages, pricing and availability of raw materials, unfavorable zoning ordinances and our lack of recent operating history as an independent public company, together with all of the other risks described in our filings with the Securities and Exchange Commission. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.
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CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	March 31,
	2006	2006
ASSETS
Current assets
Cash and cash equivalents	$15,930	$15,122
Short-term investments	47,400	42,900
Restricted cash	422	1,223
Accounts receivable	10,313	11,568
Inventories	14,570	12,733
Prepaid expenses and other current assets	806	1,446
Deferred income taxes	4,180	4,040

Total current assets	93,621	89,032

Property, plant and equipment, at cost:
Land	6,050	6,050
Buildings and improvements	6,913	6,744
Machinery and equipment	7,083	6,752

	20,046	19,546
Accumulated depreciation	(7,434)	(7,202)

	12,612	12,344

Goodwill	67,346	67,346

Total assets	$173,579	$168,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,285	$6,269
Accrued liabilities	27,031	26,384

Total current liabilities	32,316	32,653

Deferred income taxes	11,450	11,040

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,358,980 and 6,352,980 shares, respectively	64	64
Additional paid-in capital	121,804	121,354
Retained earnings	7,945	3,611

Total stockholders’ equity	129,813	125,029

Total liabilities and stockholders’ equity	$173,579	$168,722

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CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2006	2005
Net sales	$54,050	$45,876
Cost of sales	43,431	36,239

Gross profit	10,619	9,637
Selling, general and administrative expenses	4,421	4,112

Income from operations	6,198	5,525
Interest income	574	282

Income before income taxes	6,772	5,807
Income tax expense	2,438	2,265

Net income	$4,334	$3,542

Net income per share:
Basic	$0.68	$0.56

Diluted	$0.65	$0.53

Weighted average shares outstanding:
Basic	6,355,818	6,288,730

Diluted	6,641,376	6,646,042

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CAVCO INDUSTRIES, INC.
Other Operating Data – Continuing Operations
(Dollars in thousands)

	Three Months Ended
	June 30,
	2006	2005
Net sales
Manufacturing	$51,568	$44,788
Retail	4,319	3,038
Less: Intercompany	(1,837)	(1,950)

Net sales	$54,050	$45,876

Floor shipments - manufacturing	1,856	1,812

Average sales price per floor - manufacturing	$27,784	$24,717

Home shipments - manufacturing	1,063	1,068

Average sales price per home - manufacturing	$48,512	$41,936

Home shipments - retail	43	41

Capital expenditures	$500	$199

Depreciation	$232	$233

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